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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  FORM 15/A

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                         Commission File Number:  000-23128
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                          QUALITY SEMICONDUCTOR, INC.
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             (Exact name of registrant as specified in its charter)


                    851 Martin Avenue, Santa Clara, CA 95050
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                         Common Stock, $0.001 par value
               (with associated Preferred Share Purchase Rights)
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            (Title of each class of securities covered by this Form)


                                      None
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  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


          Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)   [X]             Rule 12h-3(b)(1)(i)   [ ]
      Rule 12g-4(a)(1)(ii)  [ ]             Rule 12h-3(b)(1)(ii)  [ ]
      Rule 12g-4(a)(2)(i)   [ ]             Rule 12h-3(b)(2)(i)   [ ]
      Rule 12g-4(a)(2)(ii)  [ ]             Rule 12h-3(b)(2)(ii)  [ ]
                                            Rule 15d-6            [ ]

          Approximate number of holders of record as of the certification or
notice date:    1
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          Pursuant to the requirements of the Securities Exchange Act of 1934,
Quality Semiconductor, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: May 4, 1999                      By: /s/ JACK MENACHE
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                                               Jack Menache
                                               Secretary